EXHIBIT 10.18
EXECUTION COPY
SEPARATION AGREEMENT
     THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 10th day of December, 2010, by and between DAVID J. PATERSON (“Executive”) and ABITIBIBOWATER INC., a Delaware corporation (“Company”). Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”
BACKGROUND:
     A. Executive is employed as the Chief Executive Officer and President of Company.
     B. Executive and Company now mutually desire to end Executive’s employment pursuant to the terms set forth herein.
     C. Company and Executive wish to avoid any disputes which could arise by agreeing to the terms of this Agreement.
     NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Termination of Employment. The Parties agree that (a) Executive will resign as Chief Executive Officer and President of Company, and from the Board of Directors of the Company as well as any subsidiaries of the Company upon which Executive is serving, effective as of December 31, 2010, (b) Executive will remain employed by Company as Special Executive Advisor, reporting to the Board of Directors of the Company, effective January 1, 2011 until January 31, 2011, (c) Executive’s employment with the Company, and all benefits, privileges and authorities related to Executive’s employment with Company, will end on January 31, 2011 (the “Separation Date”), except as otherwise specifically set forth in this Agreement, and (d) the initial presentation of this Agreement on December 7, 2010 constituted written notice to Executive of the separation and delivery of the form Release (as defined below) for Executive’s consideration.
     2. No Admission. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.
     3. Future Cooperation. Executive agrees that after the termination of his employment and the Consulting Period (as defined below), Executive upon reasonable notice, and not interfering with Executive’s other full-time business endeavors, will make himself available to Company or its designated representatives for the purposes of providing information regarding any matter which Executive was involved while employed by Company. Company shall pay for all reasonable and documented travel expenses as may be incurred by Executive in connection with complying with this Section 3.

     4. Consideration.
          (a) In consideration for Executive’s agreement to fully release Company from any and all claims as described below, and to perform the other duties and obligations of Executive contained herein, and provided Executive remains employed with Company until the Separation Date as described above, or in the event, prior to the Separation Date, Company terminates Executive’s employment without Cause (as defined below); Executives terminates his employment for Good Reason (as defined below); Executive is incapacitated due to any mental or physical impairment which makes Executive unable to perform the essential duties and responsibilities of his position, with or without reasonable accommodation (“Disability”); or Executive dies (any such events occurring prior to the Separation Date collectively referred to as an “Early Separation Date”), Company will, subject to ordinary and lawful deductions and Sections 4(b) and 22 below:
          (i) Pay cash severance to Executive in the amount of One Million Three Hundred Thirty-Eight Thousand Dollars ($1,338,000) in a single lump sum within fifteen (15) days following the Separation Date or, if earlier, the Early Separation Date.
          (ii) Continue after the Separation Date or, if earlier, the Early Separation Date, any health care (medical, dental, prescription drug and vision) plan coverage, other than under a flexible spending account which shall be provided in accordance with applicable plan terms and practices, provided to Executive and Executive’s spouse and dependents at such date, for up to eighteen (18) months following such date, on the same basis, at no cost to Executive (including tax cost), as available to similarly-situated active employees during such eighteen (18) months, provided Executive and Executive’s spouse and dependents at such date are eligible for, elect and remain eligible for such continued coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
          (iii) Pay to Executive the cash amount of Four Hundred Thirty Thousand Dollars ($430,000), in lieu of any grant of awards under the Company’s LTIP (as described below) and any continued vesting therein, in a single lump sum on July 31, 2011.
          (b) Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, within thirty (30) days after the Separation Date or, if earlier, the Early Separation Date, (i) Executive (or his legal representative in the case of Executive’s incapacity or death) has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”), which will release, discharge and hold harmless Company and its subsidiaries, divisions and affiliates and their respective officers, directors, employees, agents, insurers, assigns and successors in interest from any and all claims Executive has or might have at such time, and (ii) the applicable revocation period under the Release has expired without Executive (or his legal representative in the case of Executive’s incapacity or death) having elected to revoke the Release. Executive agrees and acknowledges that Executive would not be entitled to the consideration described herein absent execution of the Release. Any payments to be made, or benefits to be delivered, under this

Agreement (other than the payments required to be made by Company pursuant to Section 5 below) prior to Executive’s execution of the Release and the applicable revocation period having expired without Executive having revoked same, shall be accumulated and, subject to Section 22, paid as soon as administratively practicable, but in no event later than March 15, 2011, in a lump sum after Executive (or his legal representative in the case of his incapacity or death) delivers the signed Release and the revocation period thereunder expires without Executive (or his legal representative in the case of his incapacity or death) having elected to revoke same; provided, if such payment date could occur in either of two taxable years of Executive, then such payment shall be made in the later taxable year.
          (c) As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may otherwise be entitled, and Executive agrees not to pursue or claim any such payments, benefits or rights.
          (d) For purposes of this Agreement, “Cause” shall mean:
          (i) Executive’s gross negligence or willful misconduct in connection with the performance of Executive’s duties with Company (whether as an employee or consultant); or
          (ii) Executive’s conviction of, or entering of a guilty plea or plea of no contest with respect to, any felony; or
          (iii) Executive’s material breach of a material term of this Agreement.
No act or omission to act by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.
          (e) For purposes of this Agreement, “Good Reason” shall mean:
          (i) any action taken by Company which results in a substantial and material reduction in Executive’s authority, duties or responsibilities, including reporting responsibilities (except for any change in the foregoing as described herein);
          (ii) the relocation of Executive to any other primary place of employment other than Montreal, Canada, prior to January 1, 2011, and Atlanta, Georgia, on and after January 1, 2011, which might require Executive to move Executive’s residence which, for this purpose, means any reassignment to a place of employment located more than fifty (50) miles from Montreal, Canada, prior to January 1, 2011, and Atlanta, Georgia, on and after January 1, 2011, without the Executive’s express written consent to such relocation; or
          (iii) any material failure by Company to comply with the material terms of this Agreement.

     Notwithstanding the above, and without limitation, “Good Reason” shall not include any resignation by Executive where Cause for Executive’s termination by Company exists. Executive must give Company notice of any event or condition that would constitute “Good Reason” within thirty (30) days of Executive’s knowledge of the event or condition which would constitute “Good Reason,” upon which notice Company shall have thirty (30) days to remedy such event or condition, and, if such event or condition is not remedied within such period, Executive must terminate his employment for “Good Reason” within thirty (30) days after the period for remedying such condition or event has expired.
          (f) Notwithstanding the foregoing, Executive will not be entitled to receive any of the payments or benefits set forth in Section 4(a) above or Section 6 below if, prior to the Separation Date, Executive (i) terminates his employment voluntarily other than for Good Reason (and other than due to Disability) or (ii) has his employment terminated involuntarily by Company for Cause.
     5. Other Benefits. Nothing in this Agreement or the Release shall:
          (a) alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k), profit sharing, pension or other qualified retirement plan established Company;
          (b) affect Executive’s right (if any) to elect and (subject to Section 4(a)(ii) above) pay for continuation of Executive’s health insurance coverage under Company’s health plans pursuant to the COBRA;
          (c) affect Executive’s right (if any) to receive (i) any base salary that accrues through the date of termination of Executive’s employment and is unpaid, (ii) any reimbursable expenses that Executive incurs before the termination of Executive’s employment and are unpaid and (iii) any unused vacation or paid time off days to which Executive is entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the termination of Executive’s employment;
          (d) alter or reduce the vested benefits to which Executive is entitled under Company’s short-term incentive plan (“STIP”) and Company’s deferred compensation and other non-qualified retirement/savings plans, which shall be paid in accordance with their terms and any related award agreements, except that Executive will not receive any awards under Company’s long-term incentive plan (“LTIP”) in return for the payment set forth in Section 4(a)(iii) above on the terms described therein;
          (e) affect Executive’s right to receive the emergence bonus upon confirmation of Company’s plan of reorganization; or
          (f) affect Executive’s right to continue to receive his base salary, bonuses and STIP, perquisites and benefits (other than LTIP and any awards thereunder) through the date of termination of Executive’s employment, as in effect or contemplated as of the date hereof, which will continue through the date of termination of Executive’s employment, except with respect to any changes that are applicable generally to the other executives of Company or otherwise specifically set forth in this Agreement.

     6. Consulting Agreement.
          (a) Effective immediately after the Separation Date or, if earlier, the Early Separation Date, and for the six (6)-month period thereafter (the “Consulting Period”), subject to Section 4(b) above, Company will retain Executive, as an independent contractor, to consult with and advise Company and to provide Company advice and other management consulting services on all aspects of Company’s operations or as otherwise assigned and directed by Company’s Chief Executive Officer or Board of Directors. Either Executive or Company may terminate this consulting arrangement prior to end of the Consulting Period by giving sixty (60) days’ prior written notice of termination to the other party.
          (b) Executive shall be reasonably available to Company during its normal business hours to consult with and advise Company upon request during the Consulting Period. Executive shall have no responsibilities or duties except the rendering of advisory services to Company when solicited for such advice by the Chief Executive Officer or Board of Directors of Company.
          (c) Subject to Section 4(b) above, Company shall pay to Executive the amount of Executive One Hundred Fifty Thousand Dollars ($150,000) per month, on the first day of each monthly period of the Consulting Period, for each month or portion thereof Executive remains available to provide consulting services as described above. Company shall reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive while rendering consulting services under this Agreement upon the submission by Executive, from time to time but no later than thirty (30) days after incurring such expenses, of an itemized account of such expenditures in accordance with Company’s policies on expense reimbursements. In the event, if prior to the end of the Consulting Period, (i) Company terminates this consulting arrangement without Cause; (ii) Executive terminates this consulting arrangement for Good Reason; (iii) Executive is Disabled; or (iv) Executive dies, Company shall continue to pay Executive (or Executive’s estate in the event of his death) the consulting fees above, as set forth above, for the unexpired duration of the Consulting Period notwithstanding Executive is no longer rendering consulting services. No further consulting fees will be payable on and after the time this consulting arrangement terminates because (i) Executive terminates this consulting arrangement voluntarily other than for Good Reason or due to Disability or (ii) Company terminates this consulting arrangement for Cause. For purposes of this consulting arrangement, “Cause” shall mean as described in Section 4(d) above and “Good Reason” shall mean as described above in Section 4(e) (disregarding for this purpose Sections 4(e)(i) and (ii)).
          (d) Executive will not be required to maintain an office in Montreal, Canada or any other place during the Consulting Period and may perform his consulting services from a location of his selection; however, Executive agrees to reasonable travel as may be required to render the consulting services under this arrangement.
          (e) Both Company and Executive agree that Executive shall act as an independent contractor with respect to Company in the performance of any and all duties under this consulting arrangement, and that this consulting arrangement shall not be construed to create any employment or other form of business relationship, agency, partnership or joint venture between Company and Executive. Executive shall not be empowered to act on behalf of or bind

Company with third parties as a result of this consulting arrangement. Executive acknowledges that he will not be eligible for any other compensation or benefits other than those specifically discussed in Sections 4, 5 and 6 of this Agreement. Executive shall be solely responsible for arranging withholding and payment of any taxes arising out of this consulting arrangement, including, without limitation, federal, state, and local income taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees related to Executive’s activities or duties under this consulting arrangement. Executive agrees to indemnify Company and hold it harmless from and against all such tax obligations, as well as any penalties, assessments, liabilities, damages, fees and attorneys’ fees incurred by Company as a result of Executive’s failure to pay such amounts.
     7. Confidentiality of Agreement Terms. Except as otherwise expressly provided in this Section 7, Executive agrees that the terms, conditions and amount of consideration set forth in this Agreement (including the Exhibits hereto) are and shall be deemed to be confidential and hereafter shall not be disclosed by Executive or Company to any other person or entity. The only disclosures excepted by this paragraph are (a) as may be required by law; (b) as may be required by either party to enforce this Agreement; (c) Executive may tell prospective employers the dates of Executive’s employment, positions held, evaluations received, Executive’s duties and responsibilities and salary history with Company; (d) Executive may disclose the terms and conditions of this Agreement to Executive’s attorneys and tax and financial advisers; and (e) Executive may disclose the terms of this Agreement to Executive’s spouse, if any; provided, however, that any spouse, attorney or tax or financial adviser learning about the terms of this Agreement must be informed about this confidentiality provision, and Executive will be responsible for any breaches of this confidentiality provision by any such person to the same extent as if Executive had directly breached this agreement. Executive acknowledges that Company may be required by law to disclose information about this Agreement and its terms, and, if and only to the extent that Company does so, Executive shall be relieved from his obligations to keep confidential under this Section 7 any such information that Company may disclose publicly.
     8. Restrictive Covenants.
          (a) “Business of Company” means the manufacture and sale of the following forest and wood products: newsprint, coated mechanical and uncoated mechanical specialty papers, containerboard and packaging paper grades, and pulp; the recovery of old paper; and the operation of sawmills, remanufacturing and engineered wood facilities.
          (b) “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to Company (including subsidiaries or affiliates of Company), its customers and vendors, that would be useful to competitors of Company or otherwise damaging to Company if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which Company offers or may offer its products and services to such customers, (ii) the identity of Company’s vendors or potential vendors, and the terms or proposed terms upon which Company may purchase products and services from such vendors, (iii) technology and methods used in Company products and services or planned products and services, (iv) the terms and conditions upon which Company employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of Company, (vii) information provided to Company by customers and other third parties under a duty to maintain the confidentiality of such information and (viii) information relating to the plans or terms, or proposed plans or terms, of any actual, potential or contemplated acquisitions, dispositions, spin-offs, reorganizations or other transactions Company may have considered or may be considering. Confidential Information does not include any information that is in the public domain or readily ascertainable from publicly-available information, or disclosed to Executive outside the course and scope of the performance of Executive’s duties on behalf of Company by a person or entity who has the legal right to disclose such information.
          (c) “Restricted Territory” means the Countries of the United States of America, Canada, United Kingdom, Mexico, South Korea and Italy.
          (d) “Material Contact” means contact in person, by telephone or by electronic or paper correspondence in furtherance of the Business of Company.
          (e) “Trade Secrets” means Confidential Information that meets the requirements of a trade secret under applicable law.
          (f) While employed by Company under this Agreement including the period during which Executive provides consulting services to Company, and for one (1) year thereafter, Executive shall not:
          (i) In the Restricted Territory, engage in or become financially interested in, as a principal, agent, officer, employee, manager, advisor, investor, or shareholder (except as a completely passive investor in a public corporation), business activities which compete with the Business of Company; or
          (ii) Directly or indirectly solicit any customer of Company with whom Executive had Material Contact to purchase products or services which compete with the Business of Company, or
          (iii) Directly or indirectly solicit any vendor of Company with whom Executive had Material Contact to provide products or services to support business activities which compete with the Business of Company, or
          (iv) Directly or indirectly solicit any employee or contractor of Company to terminate or lessen such employment or contract.
          (g) While employed by Company under the Agreement (including the period during which Executive provides consulting services to Company), and for two (2) years thereafter, Executive shall not use on his own behalf or disclose to any other person or entity any Confidential Information. In the event of doubt regarding the confidentiality of any information, Executive shall verify the confidential nature of the information with the Company prior to its use or disclosure. Nothing herein shall limit the right of Company to protect its Trade Secrets under applicable law.

          (h) In addition to any other remedies available at law or under this Agreement, Company may seek injunctive relief to stop any violations by Executive of the restrictive covenants set forth in (f) or (g) above.
          (i) Executive will forfeit the right to any payments or benefits set forth in Sections 4(a) and 6 above, and Company shall be entitled to seek reimbursement of, and Executive will be required to repay Company for, the gross amount of all payments made, and value of any benefits provided, to Executive under Sections 4(a) and 6 above, in the event of any breach by Executive of the covenants contained in (f) and (g) of this Section 8; except that Executive shall be entitled to retain in any event the amount of Three Hundred Thousand Dollars ($300,000) as consideration for the Release and Executive’s other obligations under the Agreement.
     9. Return of all Property and Information of Company. Executive agrees to return all of Company’s property within fourteen (14) days following the Separation Date or, if earlier, the day Company terminates Executive’s employment without Cause or Executives terminates his employment for Good Reason, except as may be required for Executive to discharge his duties as a consultant (in which case such property shall be returned within fourteen (14) days after the termination of the consulting arrangement. Such property includes, but is not limited to, all Company-issued equipment, supplies, accessories, vehicles, access cards and/or keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all Company information from any computers or other electronic storage devices owned by Executive. Except as provided above, Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.
     10. No Harassing or Disparaging Conduct. Executive and Company mutually further agree and promise that neither such party will engage in, or induce other persons or entities to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at the other such party or, in the case of Company its subsidiaries or affiliates, the activities of the other such party (and Company’s subsidiaries or affiliates), or the Releasees (as defined in the Release) at any time in the future. For such purpose, “Company” shall refer to its officers, members of the Board of Directors of Company and Company’s human resources managers. Notwithstanding the foregoing, this Section 10 may not be used to penalize either party for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.
     11. Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware. Without limiting other means of service of process permissible under applicable law, the Parties agree that service of any process summons, notice or document by U.S. registered mail to their respective last known addresses shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     12. Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     13. Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.
     14. No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).
     15. Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.
     16. Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.
     17. No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The foregoing to the contrary notwithstanding, Company shall assign this Agreement and delegate all of its obligations hereunder to any successor to all or substantially all of its business.
     18. Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns. In the event of the death of Executive prior to payment of all amounts due under this Agreement, such amounts shall be paid to the legal representative of his estate.

     19. Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive, a copy of which is attached hereto as Exhibit B, with respect to Executive’s service as an officer of Company and/or director of Company or any of its subsidiaries shall remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement. Notwithstanding Section 6(e) of this Agreement, in the event that Executive is authorized in writing to act as an agent of Company during the Consulting Period, such indemnification, and coverage as an insured under any applicable officers’ and directors’ liability insurance, shall apply to Executive’s consulting services to the same scope and effect as applies to Executive’s acts and omissions to act while employed by Company.
     20. Disclosure. Company and Executive agree to cooperate and collaborate on all communications, including (i) press releases, (ii) internal communications and (iii) public disclosures (including but not limited to any Form 8-K or comparable Canadian filings), as may apply to this Agreement, the transition of Executive from Chief Executive Officer and President to Special Executive Advisor and the termination of Executive’s employment with Company.
     21. Reimbursement of Attorneys’ Fees. Company agrees to reimburse Executive for any reasonable attorneys’ fees and expenses Executive incurs in connection with the negotiation and documentation of this Agreement and any related agreements, up to a maximum of Thirty-Five Thousand Dollars ($35,000). Company will pay Executive such reimbursement as soon as administratively practicable after execution of this Agreement and upon the submission by Executive, no later than sixty (60) days after the execution of this Agreement, of an itemized account of such expenditures.
     22. Nonqualified Deferred Compensation.
          (a) It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.
          (b) Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code (including any transition or grandfather rules thereunder).
          (c) If Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at such time, any payments to be made or benefits to be delivered in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A of the Code) that constitute deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A of the Code. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled.
          (d) For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.
          (e) For purposes of this Agreement, with respect to any amounts that that constitute deferred compensation subject to Section 409A of the Code, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to less than fifty percent (50%) of the average level of bona fide services Executive performed over the immediately preceding thirty-six (36) month period. The Parties agree that a “separation from service” will occur no later than the Separation Date and Executive will not be expected to perform any consulting or other services thereafter that would negate a separation from service on the Separation Date.
          (f) Notwithstanding any other provision of this Agreement, neither Company nor its subsidiaries or affiliates shall be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.
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     IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ David J. Paterson

David J. Paterson

“Company”

AbitibiBowater Inc.

By:	/s/ Richard B. Evans

Title:

EXHIBIT A
FORM OF RELEASE
ABITIBIBOWATER INC.
WAIVER AND RELEASE AGREEMENT
     (1) General Release. In consideration of the benefits (the “Benefits”) to be provided to me under the terms of that certain Separation Agreement, dated December __, 2010, between me and AbitibiBowater Inc. (the “Separation Agreement”), I, on behalf of myself and my family and heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge AbitibiBowater Inc. (the “Company”) and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present and future), and each of its and their respective predecessors, successors and assigns (collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Waiver and Release Agreement (this “Agreement”), including but not limited to:
(a)	claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Civil Rights Act of 1991, as amended, the Fair Labor Standards Act, as amended, the Federal Occupational Safety and Health Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and/or

(b)	claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance, regulation, constitution or executive order; and/or

(c)	any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other

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common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.
     (2) Exclusions from General Release. Excluded from the general release above (i) are any claims or rights which cannot be waived by law, including my right, if any, to accrued vacation. In addition, nothing in this Waiver and Release Agreement limits my rights (or the rights of any government agency) of access to, or to cooperate or participate with, any government agency, or to file a charge with any administrative agency or participate in any agency investigation, including without limitation, the United States Equal Employment Opportunity Commission or (ii) claims for enforcement of the Separation Agreement. I am, however, freely waiving my right to any recovery of money or other relief in connection with such a charge or investigation for a claim under clause (i). I am also waiving my right to recover money or other relief in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.
     (3) Covenant Not to Sue. I understand that a “covenant not to sue” is a legal term which means I am promising not to file a lawsuit in court. It is different from the General Release of claims contained in paragraph (1) above because, in addition to waiving and releasing the claims covered by paragraph (1) above, I further agree never to sue any of the Releasees or become party to a lawsuit in any forum for any reason, including but not limited to claims of any type or based on any laws or theories whatsoever covered by the General Release language in paragraph (1) above or arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees. Notwithstanding this covenant not to sue, I may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA or to enforce my rights under the Separation Agreement and this Agreement.
     (4) Company’s Remedies. I further acknowledge and agree in the event that I breach the provisions of paragraph (3) above and I fail to cure such breach within thirty (30) days after I have been given notice of such breach, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (3) above, (b) the Company shall not be obligated to provide the Benefits, (c) the Benefits shall be deemed canceled if already granted, (d) I shall be obligated to pay to the Company its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses, reasonable legal fees and any other litigation costs), and (e) I shall be obligated upon demand to pay to the Company all but $300,000 of the cost of the Benefits (as further set forth in the Separation Agreement) and the foregoing shall not affect the validity of this Agreement.
     (5) Exclusion. As stated in paragraph (3), I would not violate any part of this Agreement by bringing a lawsuit against the Company to enforce my rights under the Separation Agreement or this Agreement or to challenge the validity of this Agreement under the ADEA. However, as stated in paragraph (2), I further waive my right to any monetary recovery or other relief that may become payable to me pursuant to any claim that is pursued by any federal, state, or local administrative agency for my benefit arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

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     (6) Employee Acknowledgements. I further agree that I have been paid for all hours worked, including overtime. I also acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim.
     (7) Future Employment. To the extent permitted by law, I further waive, release and discharge the Company and/or any of the other Releasees from any reinstatement rights which I have or could have. I further promise not to seek future employment with the Company and/or any of the other Releasees in any position or capacity.
     (8) Non-Admissions. The facts and terms of this Agreement are not an admission by the Company and/or any of the other Releasees of liability or other wrongdoing under any law.
     (9) Additional Employee Acknowledgements. I further agree that:
•	I am entering into this Agreement knowingly and voluntarily;

•	I have been advised to consult with an attorney before signing this Agreement;

•	I understand I may take at least forty-five (45) days to consider this Agreement before signing it;

•	I have carefully read and fully understand all the provisions of this Agreement and that I voluntarily enter into this Agreement by signing below;

•	I am not otherwise entitled to the Benefits; and

•	the Separation Agreement, including the exhibits attached thereto, is the entire agreement between me and the Releasees regarding the termination of my employment with the Releasees.
     (10) Revocation/Payment. I further understand I may revoke this Agreement within seven (7) days after its signing and that any revocation shall be made in writing and submitted within this seven (7) day period to the Company’s Chief Legal Officer at the address listed on the following page. If I do not revoke this Agreement within the seven (7) day period, the Agreement shall become irrevocable. I further understand that if I revoke this Agreement, I shall not receive the Benefits.
     (11) Known and Unknown Claims. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
     (12) Severability. I further acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.
     (13) Venue for Disputes. Each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware, in the event any dispute arises out of this

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Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction is vested in the federal courts, any court of the United States located in the State of Delaware. Without limiting other means of service of process permissible under applicable law, the parties agree that service of any process summons, notice or document by U.S. registered mail to their respective last known addresses shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.
     (14) Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

/s/ David J. Paterson

(Signature)

(Date)
PLEASE RETURN THE SIGNED AND DATED WAIVER AND RELEASE AGREEMENT TO THE COMPANY’S CHIEF LEGAL OFFICER AT THE FOLLOWING ADDRESS:
AbitibiBowater Inc.
1155 Metcalfe Street
Suite 800
Montreal, Quebec
H3B 5H2

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EXHIBIT B
INDEMNIFICATION AGREEMENT